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                              ARTICLES OF INCORPORATION
                                          OF
                         PHYSICIAN PARTNERS HEALTHFIRST, P.C.
                     --------------------------------------------


                                      ARTICLE I
                                         NAME

    The name of this corporation (the "Corporation") is Physician Partners HealthFirst, P.C.


                                      ARTICLE II
                                  REGISTERED OFFICE

    The address of the Corporation's registered office in the State of Oregon is 10535 NE Glisan, Portland, Oregon 97220. The name of the Corporation's registered agent at such address is Russell A. Dow, M.D.


                                     ARTICLE III
                                       PURPOSE

    The professional service to be rendered by the Corporation is the practice of medicine. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Oregon Professional Corporation Act, including, without limitation, the operation of medical offices, laboratories and other facilities necessary or incidental to the practice of medicine.


                                      ARTICLE IV
                               AUTHORIZED CAPITAL STOCK

    SECTION 1. The Corporation shall have the authority to issue 1,000,000 shares of common stock, no par value ("Common Stock").

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                                      ARTICLE V
                                   SOLE SHAREHOLDER

    The name and address of the sole shareholder of the Corporation is:

                   HealthFirst Medical Group, P.C.
                   10535 NE Glisan
                   Portland, Oregon  97220


    HealthFirst Medical Group, P.C., an Oregon professional corporation and the sole shareholder of the Corporation, is incorporating the Corporation solely for the purpose of effecting a "reorganization" (as defined in the Internal Revenue Code of 1986, as amended) pursuant to ORS 58.108(6).


                                      ARTICLE VI
                          COMPOSITION OF BOARD OF DIRECTORS
                               AND SHAREHOLDER MEETINGS

    SECTION 1. The number of directors of the Corporation shall be as specified in the Bylaws of the Corporation (the "Bylaws"), and such number may from time to time be increased or decreased in accordance with the provisions thereof. The directors of the Corporation shall be elected at annual meetings of the shareholders of the Corporation, as such meetings are convened pursuant to the Bylaws, and shall serve until the annual meeting of the shareholders of the Corporation at which their respective successors are elected and until such successors have been duly elected and qualified. The names and addresses of the initial directors of the Corporation, all of whom are licensed to practice medicine in the State of Oregon, are as follows:


         Names                                   Addresses
         -----                                   ---------

    Matthew M. Shelley, M.D.                2 Jefferson Parkway, #H10
                                            Lake Oswego, OR  97035

    Russell A. Dow, M.D.                    2580 NW Westover Road
                                            Portland, OR  97210

    Leigh C. Dolin, M.D.                    3444 NE Alameda
                                            Portland, OR  97212

    Resa L. Hyzer, M.D.                     1309 SE Condor Place
                                            Gresham, OR  97080


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    Malcolm L. McAninch, M.D.               6750 SW Mariah
                                            Portland, OR  97225

    Alar Mirka, M.D.                        8715 NW Hazeltine Street
                                            Portland, OR  97229

    Gloria J. Myers, M.D.                   18655 SW Gassner Road
                                            Aloha, OR  97007

    James C. Ritzenthaler, M.D.             7825 Linden Road
                                            Portland, OR  97225

    John D. Teller, M.D.                    2210 SW Schaeffer Road
                                            West Linn, OR  97068

    Vern R. Williams, M.D.                  14244 SW Yearling Way
                                            Beaverton, OR  97005

    Barbara K. Ferre, M.D.                  3215 NE US Grant Place
                                            Portland, OR  97212


    SECTION 2. Newly-created directorships resulting from any increase in the number of directors of the Corporation may be filled by the Board of Directors of the Corporation (the "Board of Directors"), or as otherwise provided in the Bylaws, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors of the Corporation then in office, even if such directors constitute less than a quorum of the Board of Directors, or by a sole remaining director of the Corporation, or as otherwise provided in the Bylaws.

    SECTION 3. Any director of the Corporation may be removed from office only for cause, and only by the affirmative vote of the holders of two-thirds of the then-outstanding shares of Common Stock. For purposes of this Section 3, "cause" shall mean the willful and continuous failure of a director of the Corporation to substantially perform such director's duties to the Corporation (other than any such failure resulting from incapacity because of physical or mental illness) or the willful engaging by a director of the Corporation in gross misconduct materially and demonstrably injurious to the Corporation.

    SECTION 4. Any action required or permitted to be taken by the shareholders of the Corporation may be effected (a) at an annual or special meeting of shareholders of the Corporation duly called in accordance with the Bylaws or (b) by a unanimous written consent of such shareholders of the Corporation.


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                                     ARTICLE VII
                                   INDEMNIFICATION

    SECTION 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Corporation, against expenses (including, without limitation, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, as the case may be, to the fullest extent and in the manner set forth in and permitted by the Oregon Professional Corporation Act, the Oregon Business Corporation Act and any other applicable law as may be from time to time in effect (collectively, "Oregon Law"). Such right of indemnification shall not be deemed to be exclusive of any other rights to which such director or officer may be entitled apart therefrom. The foregoing provisions of this
Section 1 shall be deemed to be a contract between the Corporation and each director and officer of the Corporation who serves in such capacity at any time while this Section 1 and the relevant provisions of Oregon Law, if any, are in effect, and no repeal or modification thereof shall affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

    SECTION 2. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, as the case may be, to the extent and in the manner set forth in and permitted by Oregon Law as may be from time to time in effect. Such right of indemnification shall not be deemed to be exclusive of any other rights to which any such person may be entitled apart therefrom.


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                                     ARTICLE VIII
                        LIABILITY FOR BREACH OF FIDUCIARY DUTY

    To the fullest extent permitted by Oregon Law, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as such a director. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as such a director, except for liability (i) for any breach of such director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under ORS 60.367 or (iv) for any transaction from which such director derived an improper personal benefit. If Oregon Law is hereafter amended to authorize the further elimination or limitation of the liability of directors of the Corporation, then the liability of directors shall be eliminated or limited to the fullest extent authorized by Oregon Law, as so amended.


DATED:  September __, 1996



                                       HEALTHFIRST MEDICAL GROUP, P.C.



                                       By:/s/Russel A. Dow, M.D.
                                           ----------------------
                                           Title: Sole Incorporator


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